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                                                                    Exhibit 99.1


[LOGO] SeraCare, Inc.


News Announcement                  For Immediate Release

CONTACT:
Barry D. Plost                     Jennifer Colbert, Nathan Ellingson
Chairman, President & CEO          Jaffoni & Collins Incorporated
SeraCare, Inc.                     212/835-8500 or srk@jcir.com
310/772-7777                                       ------------


            SERACARE ANNOUNCES PLASMA DONOR COLLABORATION WILL END

Related Warrant Cancellation Increases Merger Payment to $6.85; Decreases Spin-
                                off Share Count

LOS ANGELES, California, September 21, 2001 SeraCare, Inc. (AMEX: SRK) and its wholly-owned subsidiary, SeraCare Life Sciences, Inc. (proposed for listing on OTC BB) announced today that their agreement with Quest Diagnostics Incorporated (NYSE: DGX) for plasma donor collection will not be assigned to SeraCare Life Sciences, and will end in December.

As a result, SeraCare will distribute the value of future unvested warrants, which were to have been part of the agreement, in the form of increased merger consideration to SeraCare shareholders, who will now receive a total of $6.8513 per share. On September 12, 2001, SeraCare's stockholders adopted an agreement to merge SeraCare, Inc. with Instituto Grifols, S.A., a subsidiary of Probitas Pharma, S.A.

Mr. Barry Plost, President and CEO of SeraCare, commented: "This provides tangible benefits to our shareholders in the form of a higher cash payment per share - approximately $0.25 per share - as well as an approximately 700,000 share reduction in the total shares and share equivalents expected to be outstanding in the spin-off company, SeraCare Life Sciences, Inc. after the spin off. We also look forward to the potential of working with Quest Diagnostics in the future."

As previously announced, SeraCare intends to spin-off its Life Sciences business to stockholders in connection with and immediately prior to the acquisition of SeraCare, Inc. by a subsidiary of Probitas Pharma.
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                                   - more -
SeraCare, Inc., 9/21/01                                                   page 2

About SeraCare, Inc.

SeraCare, Inc. is a bioscience company and fully integrated manufacturer of plasma-based therapeutic and diagnostic products. SeraCare operates 42 source plasma and antibody collection centers throughout the United States, and sells its products to major pharmaceutical manufacturing and biotech companies worldwide for use in making plasma-derived therapeutic and diagnostic products.

About SeraCare Life Sciences, Inc.

Based in Oceanside, California, SeraCare Life Sciences, Inc. is a manufacturer of plasma-based diagnostic products and distributor of therapeutic products in domestic and international markets.

This press release contains "forward-looking statements" (as defined under federal securities law) regarding the spin-off and the planned merger of SeraCare with an indirect, wholly-owned U.S. subsidiary of Probitas Pharma. The actual events, including the prospects for SeraCare Life Sciences and the ability of the parties to complete the merger and spin-off and, may differ materially and adversely from those discussed in this press release. Factors that may cause such a difference include, without limitation, failure to satisfy the closing conditions set forth in the merger agreement, including the failure of Probitas Pharma to obtain the financing, potential litigation, and other risks associated with acquisitions. There can be no assurance that the spin-off and the merger will be completed on the intended schedule, or at all.

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